UNITED STATES
SECURITIES & EXCHANGE COMMISSION

Washington, DC 20549

FORM 8K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 16, 2005

Date of Report (Date of earliest event reported)

HABER, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

0–9966	22–2305613
(Commissions File No.)	(I.R.S. Employer Identification No.)

1009 Avenue C
Suite #6
Bayonne, N.J. 07002

(Address of Principal Executive Offices)

07002

(Zip Code)

(201)243–0011

Registrant's (Telephone Number, Including Area Code)

FOR IMMEDIATE RELEASE

Contact:
Peter R. D's Angelo
Haber, Inc.
781–643-2727

Haber Successfully Demonstrates its Environmentally Friendly Haber Gold Extraction and Recovery Systems in Ghana and Announces Development of An Electronic Waste Metals Recovery System

BAYONNE, N.J., February 16, 2005 – Haber, Inc. (OTC: HABE), a New Jersey–based, high technology process development company with proprietary technologies in extractive metallurgy and electrochemical separations, reported today on the following developments within its operating divisions:

MINERALS DIVISION:

Haber, at the invitation of the Council for Scientific and Industrial Research and Kwame Nkrumah University of Science and Technology, conducted a gold extraction and recovery demonstration on Ghanaian alluvial gold ore at the University in Kumasi, Ghana, on Feb. 7, 2005. The demonstration utilized the environmentally friendly Haber Gold Process (HGP) and Haber Recovery Process (HRP and was conducted by academics and students of the university and Haber personnel. The initial test results proved the efficacy of the HGP process for extraction and the Haber Recovery Process (HRP) for recovery. In addition, the environmental friendliness of the chemicals used in the test was clearly demonstrated when Albert Conti, President of Haber Inc., drank all the chemicals that were used in the extraction and the recovery of the gold. Haber Inc. is now awaiting formal certification of the Haber technology.

The problem of mercury pollution has reached epidemic proportions in artisanal mining worldwide and there is international interest in environmentally sound solutions offered to address the problem.

Conti stated, "We were pleased to have had this opportunity to perform the demonstration in Ghana with Ghanaian alluvial ore and prove that the technology works. This demonstration was important in order to qualify HGP and HRP for use in the Strategic Abatement of Mercury and Poverty (STAMP) program, which is designed to eliminate the use of mercury in Ghana. "

EMERGING TECHNOLOGY DIVISION:

Haber's Emerging Technology Division announced the development of an electronic waste metals recovery system developed by Chairman, Norman Haber, that can extract gold, silver and copper at efficiencies greater than 99 percent in less than three hours, and can produce compounds of greater value than the base metals themselves. The process is environmentally friendly and the necessary equipment requires only modest capital to manufacture. The results of Haber's work processing scrap materials containing precious and industrial metals have exceeded expectations. Haber will be establishing an Industrial Metals Reclamation Division within its Emerging Technologies Division, which will be responsible for all work in this area and will continue to expand the system's capabilities.

Haber Reports on Corporate Developments / Page 2

Conti said, "I believe we have developed an economical, fast and environmentally safe process to reclaim the industrial metals found throughout the world today in electronic scrap. We are evaluating the numerous options available in this field."

EMP DIVISION:

The company also announced that it has filed a patent for its Capillary Micro–Preparative Device (CMP) based on Haber's EMP Technology

The CMP unit, designed and developed by Haber CEO Norman Haber, can be used to recover, generally within a few seconds, molecules separated using Haber's EMP 15D/A instrument. This breakthrough instrument is based on the company's proprietary Electromolecular Propulsion (EMP) technology – an electrochemical process that enables the electrically controlled movement or positioning of a variety of different molecules.

The CMP device allows an operator to easily and conveniently transport separations to other sites or instruments for further analysis and can be adapted to the front–end of a mass spectrometer, the primary instrument used in proteomics research and structural analysis of complex molecules.

Haber, Inc. is the world leader in the emerging field of Electromolecular Propulsion (EMP) technology, which is distinguished from the analytic techniques of electrophoresis and chromatography by its greater scope of applicability and higher speed. It is based on an electrochemical process that affects the differential movement and analytic separation of a wide variety of molecules. EMP offers important operational advantages over existing analytical techniques, including:

About the Company

Haber, Inc. is a high technology process development company with proprietary technologies in extractive metallurgy and electrochemical separations. These technologies include the company's Haber Gold Process (HGP), a chemical system discovered by Norman Haber, the chairman of the company, for the hydrometallurgical extraction of gold from its ores. The Haber Gold Process is both non–toxic and more efficient than conventional solvents such as cyanide. This technology accelerates the gold extraction rate and may increase gold recovery from its ores by a substantial factor. The company's Electromolecular Propulsion (EMP) technology is an electrochemical process that enables the electrically controlled movement or positioning of a variety of different molecules. It is distinguished from the techniques of electrophoresis and chromatography by its wide variety of potential applications and the greater speed and control of the results. For more information, call Peter R. D'Angelo (781) 643–2727, or visit the company's website at http://www.habercorp.com.

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward–looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. Forward–looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions. These statements are subject to uncertainties and risks including, but not limited to, economic conditions, the impact of competition and pricing, government regulation, and other risks. All forward–looking statements made by or on behalf of the Company are qualified. The Company disclaims any obligation to update any forward–looking statements to reflect events or circumstances after the date hereof. ..